EXHIBIT 99.1

NB&T Financial Reports Increased Third Quarter and Year to Date Earnings

October 16, 2007

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the third quarter of 2007 was $1,029,000, or $0.32 per diluted share, compared to a net loss of $88,000 for the same period last year. The earnings improvement is primarily the result of lower provision for loan losses and security losses; however, both non-interest income and non-interest expense also improved.

Net income for the nine months ended September 30, 2007 was $3,282,000, compared to $327,000 for the same nine months last year. Last year’s results include approximately $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank advances, and a net loss of approximately $1.3 million on securities sold to pay off the debt and fund a branch sale in October 2006. The increase in net income was also due to a decrease of $970,000 in the provision for loan losses over the same period last year.

Commenting on these results, President and CEO John Limbert stated, “Our operating results reflect continuing improvement in our net interest margin, the core revenue stream of our industry. Additionally, non-interest income improved modestly over the same period a year ago, while non-interest expenses were lower by $200,000. Finally, we have been pleased with the continuing improvement in the quality of our loan portfolio, as measured by lower delinquencies, non-performing loans and classified loans.”

Net interest income was $4.59 million for the third quarter of 2007, compared to $4.56 million for the same quarter last year, despite a decrease in average earning assets of approximately $65.0 million. As a result, net interest margin increased to 3.70% for the third quarter this year from 3.25% for the third quarter last year. Interest income was $8.23 million for the third quarter of 2007 compared to $8.67 million during the same period last year, which is the result of lower loan volumes. Total interest expense decreased $463,000 to $3.64 million during the third quarter of 2007 from $4.10 million during the same period last year. The decrease is primarily the result of the reduction in Federal Home Loan Bank advances, short-term borrowings and time deposits. These liability decreases, along with reductions in the investment and indirect loan portfolios, were all part of last year’s balance sheet restructuring to improve the Company’s net interest margin. Net interest income was $13.92 million for the first nine months of 2007, compared to $13.68 million for the same period last year.

The provision for loan losses was decreased to $30,000 during the third quarter of 2007 and $180,000 for the first nine months of 2007 from $270,000 and $1,150,000 during the same periods last year. The lower provision for loan losses in 2007 is a result of two factors. First, non-performing loans were down approximately $5.6 million at September 30, 2007 compared to September 30, 2006. Secondly, actual loan balances at September 30, 2007 were down $54.3 million from September 30, 2006 with the largest decrease in consumer loans, which had the highest historical loss experience. The percentage of the allowance for loan losses to total loans was 1.02% at September 30, 2007.

Non-interest income was $2.02 million for the third quarter of 2007 and $796,000 for the same period in 2006. In the third quarter of 2006, the Company incurred $1.2 million in security losses. The remainder of the increase is primarily gains on loans sold in the secondary market and fees earned on sweep account services started during the second half of 2006. These gains have been partially offset by lower deposit service charges and overdraft fees. Non-interest income, excluding security gains and losses, was $6.20 million for the first nine months of 2007, compared to $6.13 million in 2006. The Company realized $1.34 million in net securities losses in the first nine months of 2006 from the sale of $66.3 million in securities. The Company has sold no securities during 2007.

Non-interest expense decreased $202,000 to $5.32 million for the third quarter of 2007, compared to the same quarter in 2006. The decrease between the two quarters was primarily due to increased marketing expenses in 2006 associated with the Company’s branding initiatives and reduced expenses resulting from the sale of the Ada branch in October 2006. For the first nine months of 2007, non-interest expense was $15.91 million, compared to $17.79 million in 2006. This decrease is primarily due to $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt and increased marketing expenses related to the Company’s branding initiatives in 2006.

On September 18, 2007 the Board of Directors declared a dividend of $0.28 per share, payable October 22, 2007 to shareholders of record on September 30, 2007. This amount of dividend represents a 3.7% increase from the third quarter of 2006.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Nine Months Ending
	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	9/30/2007	9/30/2006
Statements of Income
Interest income	$8,226	$8,627	$8,016	$8,292	$8,665	$24,869	$25,804
Interest expense	3,640	3,678	3,633	3,675	4,103	10,951	12,120

Net interest income	4,586	4,949	4,383	4,617	4,562	13,918	13,684
Provision for loan losses	30	145	5	180	270	180	1,150
Other non-interest income	2,020	2,148	2,031	1,966	1,988	6,199	6,129
Net gains/(losses) on sales of securities	—	—	—	—	(1,192)	—	(1,342)
Gain on sale of branch	—	—	—	1,099	—	—

Total non-interest income	2,020	2,148	2,031	3,065	796	6,199	4,787

Other non-interest expenses	5,324	5,382	5,207	5,522	5,526	15,913	16,427
FHLB prepayment penalties	—	—	—	—	—	—	1,363

Total non-interest expenses	5,324	5,382	5,207	5,522	5,526	15,913	17,790

Income before income taxes	1,252	1,570	1,202	1,980	(438)	4,024	(469)
Income taxes	223	323	196	451	(350)	742	(796)

Net income	$1,029	$1,247	$1,006	$1,529	$(88)	$3,282	$327

Per Share Data
Basic earnings per share	$0.32	$0.39	$0.32	$0.48	$(0.03)	$1.03	$0.10
Diluted earnings per share	0.32	0.39	0.32	0.48	(0.03)	1.03	0.10
Dividends per share	0.28	0.28	0.28	0.27	0.27	0.84	0.81
Book value at quarter end	18.35	18.15	18.12	18.01	17.76	18.35	17.76
Average basic shares outstanding	3,182	3,189	3,186	3,175	3,176	3,182	3,174
Average diluted shares outstanding	3,183	3,191	3,186	3,176	3,177	3,184	3,176

Balance Sheet Items (Quarter End)
Total assets	$528,524	$540,814	$546,912	$555,168	$570,831	$528,524	$570,831
Securities	86,705	79,573	79,104	82,897	84,050	86,705	84,050
Loans	373,483	384,983	401,753	410,365	427,797	373,483	427,797
Allowance for loan losses	3,824	3,993	4,614	4,763	4,741	3,824	4,741
Deposits	428,895	443,421	447,048	453,268	460,593	428,895	460,593
Borrowings	36,801	36,125	37,601	39,598	49,331	36,801	49,331
Total shareholders' equity	59,112	58,545	58,517	58,223	57,468	59,112	57,468

Assets Under Management
Total assets	$528,524	$540,814	$546,912	$555,168	$570,831	$528,524	$570,831
Cash management sweep accounts	54,659	41,881	39,703	29,260	37,734	54,659	37,734
Market value of trust assets	201,657	188,597	183,332	180,050	176,778	201,657	176,778

Total assets under management	784,840	771,292	769,947	764,478	785,343	784,840	785,343

Selected Financial Ratios
Return on average assets	0.76%	0.91%	0.73%	1.09%	(0.06)%	0.81%	0.05%
Return on average equity	6.93	8.50	6.97	10.44	(0.61)	7.47	0.57
Dividend payout ratio	87.50	71.79	87.50	56.25	NM	81.55	810.00
Net interest margin	3.70	3.98	3.55	3.58	3.25	3.75	3.16
Average loans to average total assets	71.02	72.79	74.15	74.51	70.70	72.59	67.78
Average equity to average total assets	10.98	10.88	10.71	10.43	9.47	10.85	9.20
Non-performing loans to total loans	0.92	0.86	2.38	2.04	2.12	0.92	2.12
Loan loss allowance to total loans	1.02	1.04	1.15	1.16	1.11	1.02	1.11
Loan loss allowance to non-performing loans	111.36	120.38	48.35	56.94	52.33	111.36	52.33
Net charge-offs to average loans	0.21	0.78	0.15	0.15	0.16	0.38	0.15